Exhibit 99(d)
KEYCORP STUDENT LOAN TRUST 2005-A
OFFICERS’ CERTIFICATE (ADMINISTRATOR)

JPMorgan Chase Bank, N.A., ELT	JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004-2477	New York, NY 10004-2477
Attn: WSS Structured Finance Services	Attn: WSS Structured Finance Services
Phone: (212) 623-5430	Phone: (212) 623-5430
Fax: (212) 623-5991	Fax: (212) 623-5991

Deutsche Bank Trust Company Americas, OT	KeyBank National Association
25 DeForest Avenue, 2nd Floor	800 Superior Ave, 4th Floor
Summit, NJ 07901	Cleveland, OH 44114
ATTN: Structured Finance Services	Attn: President, KER
Phone: (908) 608-3048	Phone: (216) 828-9342
Fax: (212) 553-2460	Fax: (216) 828-9301
Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
Attn: President, KER
Phone: (216) 828-9342
Fax:     (216) 828-9301
Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, as Master Servicer and Administrator, KeyCorp Student Loan Trust 2005-A, as Issuer, and JPMorgan Chase Bank, N.A., not in its individual capacity but solely as Eligible Lender Trustee, dated as of November 1, 2005 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Administrator from the Closing Date through December 31, 2005, and of its performance under the Agreement has been made under our supervision, and (ii) to the best of our knowledge, based on our review, the Administrator has fulfilled all its obligations under the Agreement and the related Administration Agreement respectively throughout such period.

KeyBank National Association,
as Administrator

	By:	/s/ Daniel G. Smith

Date: March 24, 2006	Name:	Daniel G. Smith
	Title:	Senior Vice President

	By:	/s/ Krista C. Neal

	Name:	Krista C. Neal
	Title:	Vice President